Exhibit 10.41

October 14, 2016

Re: Bill Wise

Dear Bill:

On behalf of the Board of Directors (the “Board”) of NYIAX, Inc. (the “Company”), we are pleased to inform you that our Nominating and Governance Committee of the Board has nominated you for election as a member of our Board.

As you are aware, the Company is a Delaware corporation and therefore your rights and duties as a Board member of the Company are prescribed by Delaware law, our charter documents and by the policies established by our Board from time to time.

From time to time, our Board may establish certain committees to which it may delegate certain duties. In addition to committee meetings, which shall be convened as needed, our Board meetings are generally held quarterly at the Company’s offices in New York City, New York. We would hope that your schedule would permit you to attend all of the meetings of the Board and any committees of which you are a member. In addition, from time to time, there may be telephonic meetings to address special matters.

It is expected that during the term of your Board membership with the Company you will not engage in any other employment, occupation, consulting or other business activity that competes directly with the business in which the Company is now involved in or becomes involved in during the term of your service to the Company, nor will you engage in any other activities that conflict with your obligations to the Company.

If you decide to join the Board, it will be recommended at the time of your election as a member of the Board that the Company shall award you Nonstatutory Stock Options (“Options”) under our NYIAX, Inc. 2016, Equity Incentive Plan (the “Plan”) in the amount of one hundred forty-two thousand four hundred and forty-three (142,443) Options having a value equal to $470,061.90 (“US Dollars”) The vesting period for the Options will bet over a two-year period from the Effective Date in accordance with the Plan.

You shall be entitled to reimbursement for reasonable expenses incurred by you in connection with your service to the Company and attendance of Board and committee meetings in accordance with the Company’s established policies.

Please note that nothing in this letter or any agreement granting you equity should be construed to interfere with or otherwise restrict in any way the rights of the Company, its Board or stockholders from removing you from the Board or any committcc in accordance with the provisions of applicable law. Furthermore, except as otherwise provided to other non-employee Board members or required by law, the Company does not intend to afford you any rights as an employee, including without limitation, the right to further employment or any other benefits.

pg. 1	NYIAX, Inc. Privileged and Confidential

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms by signing and dating both the enclosed duplicate and original letter and returning them to me. By signing this letter you also represent that the execution and delivery of this agreement and the fulfillment of the terms hereof will not require the consent of another person, constitute a default under or conflict with any agreement or other instrument to which you are bound or a party.

On behalf of the Company it gives us great pleasure to welcome you as a member of our Board. We anticipate your leadership and experience shall make a key contribution to our success at this critical time in our growth and development.

Yours very truly,

/s/ Thomas F. O’Neill
Thomas F. O’Neill
Chairman of the Board
NYIAX, Inc.

[signatures]

/s/ Thomas F. O’Neill	/s/ William Wise
Name:	Name:

/s/ Thomas F. O’Neill	/s/ William Wise
Signature	Signature

11/01/2016	11/01/2016
Date	Date

pg. 2	NYIAX, Inc. Privileged and Confidential